Exhibit 22
Subsidiaries

World Internet Marketplace, Inc., a Utah corporation ("WIMI"),Global Wholesale Exchange, Inc., a Utah corporation ("GWE"), and Global Media Group, Inc., a Utah corporation ("GMG")